Exhibit 10.29

FIRST AMENDMENT

TO

SENIOR MANAGEMENT AGREEMENT

WHEREAS, Huron Consulting Group LLC, a Delaware limited liability company (the “Company”), has entered into a Senior Management Agreement, effective as of May 15, 2002 (the “Agreement”) with James K. Rojas (the “Executive”);

WHEREAS, the Company is wholly owned by Huron Consulting Group, Inc., a Delaware corporation (the “Parent”);

WHEREAS, the Executive has assumed the position of Vice President of Corporate Development; and

WHEREAS, the Executive and the Company desire to amend the Agreement;

NOW, THEREFORE, the Agreement is hereby amended, effective as set forth in Paragraph 4 below, as follows:

1. The Agreement is hereby amended by restating in its entirety Section 6.4, as follows:

6.4 Change of Control.

(a) The provisions of Section 6.1 and 6.2 hereof to the contrary notwithstanding, if (i) Executive is terminated by the Company without Cause or Executive resigns for CoC Good Reason (defined below) in either case during the period commencing on a Change of Control (defined below) and ending on the second anniversary of the Change of Control (such two-year period being the “Protection Period” hereunder), or (ii) Executive reasonably demonstrates that the Company’s termination of Executive’s employment (or event which, had it occurred following a Change of Control, would have constituted CoC Good Reason) prior to a Change of Control was at the request of a third party who was taking steps reasonably calculated to effect a Change of Control (or otherwise in contemplation of a Change of Control) and a Change of Control actually occurs, (each a “Qualifying Termination”), then Executive shall be entitled to receive: (A) an amount in cash equal to the then-prevailing target amount of Executive’s Annual Bonus (“Target Bonus”) during the year of termination multiplied by a fraction, the numerator of which is the number of completed days (including the date of termination) during the year of termination and the denominator of which is 365, (B) an amount in cash equal to the sum of Executive’s annual Base Salary and annual Target Bonus, and (C) continuation of medical benefits until the first anniversary of the date of such termination upon the same terms as exist for Executive immediately prior to the termination date. Following any termination described in this Section 6.4, the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants and any restrictive covenants set forth in any plan, award and agreement applicable to Executive, at law or in equity). Subject to the Executive’s execution of the Release described in Section 10.1 of the Agreement, the amounts described in (A) and (B) shall be paid in a lump sum within ten (10) days after the date of termination. Such amounts or benefits shall not be subject to mitigation or offset, except that medical benefits may be offset by comparable benefits obtained by Executive in connection with subsequent employment.

(b) Anything set forth in any equity plan, equity award or any other provision of this Agreement between the Company and Executive to the contrary notwithstanding, all of Executive’s outstanding equity grants that were awarded at or prior to the time of the Change of Control shall fully vest upon the occurrence of a Qualifying Termination.

(c) The compensation and benefits described in Section 6.4(a) and 6.4(b) shall be in lieu of compensation and benefits provided otherwise for a termination under Section 6.2 of this Agreement and any other plan or agreement of the Company, whether adopted before or after the date hereof, which provides severance payments or benefits.

(d) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then the amount of the Payments payable to the Executive under this Agreement shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payments payable to the Executive is subject to the Excise Tax.

All determinations required to be made under this Section 6.4(d) and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and the Executive (the “Auditor”); provided that in the event a Reduction is required, the Executive may determine which Payments shall be reduced in order to comply with the provisions of Section 6.4(d). The Auditor shall promptly provide detailed supporting calculations to both the Company and Executive following any determination that a Reduction is necessary. All fees and expenses of the Auditor shall be paid by the Company. All determinations made by the Auditor shall be binding upon the Company and the Executive.

(e) For purposes of this Section 6.4 (and distinguished from a “Qualified Change of Control” provided under certain other circumstances under the Agreement), the term “Change of Control” shall be deemed to have occurred upon the first to occur of any event set forth in any one of the following paragraphs of this Section 6.4(e):

(i) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent or its Affiliates) representing 40% or more of the combined voting power of the Parent’s then outstanding securities; or

(ii) there is consummated a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent with any Person, other than (a) a merger or consolidation which would result in the voting securities of the Parent or such subsidiary (as the case may be) outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Parent, or by the Parent (directly or indirectly) in such subsidiary, or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (b) a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no Person other than existing security holders is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Parent or its Affiliates) representing 40% or more of the combined voting power of the Parent’s then outstanding securities, or (c) a merger or consolidation of a subsidiary of the Parent that does not represent a sale of all or substantially all of the assets of the Parent; or

(iii) the shareholders of the Parent approve a plan of complete liquidation or dissolution of the Parent (except for a plan of liquidation or dissolution effected to implement a recapitalization of the Parent (or similar transaction) in which no Person other than existing holders of voting securities is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Parent or its Affiliates) representing 40% or more of the combined voting power of the Parent’s then outstanding securities); or

(iv) there is consummated an agreement for the sale or disposition of all or substantially all of the assets of the Parent or of the Company to a Person, other than a sale or disposition by the Parent of all or substantially all of the assets of the Parent or a sale or disposition by the Company of all or substantially all of the assets of the Company (as the case may be) to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Parent (or by the Parent, in the case of a sale by the Company) in substantially the same proportions as their ownership of the Parent (or the Company) immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent immediately following such transaction or series of transactions, or (2) as a result of a distribution by HCG Holdings, LLC of its common stock or other securities of the Parent to its members (other than in connection with a transaction if clauses (i) or (ii) of the definition of “Change of Control” above applied by substituting “HCG Holdings, LLC” in each place with the “Parent” appears but without taking into account any references to subsidiaries contained in clause (ii)).

For purposes of this Change of Control definition, (A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, (B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, (C) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) HCG Holdings, LLC, any Related Party, the Parent, the Company or any of the Parent’s direct or indirect subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Parent or any of their Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent, (D) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the

Exchange Act and (E) “Related Party” shall mean (i) any member of HCG Holdings, LLC existing on the date hereof or any Affiliate of such members or (ii) any trust, corporation, partnership or other entity, whose beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of such entity consists of any of the parties listed in clause (i) of this definition.

(f) For purposes of this Section 6.4 (and distinguished from “Good Reason” provided under certain other circumstances under the Agreement), the term “CoC Good Reason” means the occurrence of any of the following within the twenty-four (24) month period following a Change of Control without the express written consent of Executive:

(i) any material breach of the Company of the Agreement which has not been cured within twenty (20) days after notice of such non-compliance has been given by Executive to the Company;

(ii) a material diminution of duties of Executive;

(iii) any reduction in Base Salary, other than in connection with an across-the-board reduction in Base Salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company;

(iv) assignment of duties to Executive that are materially inconsistent with Executive’s position and responsibilities described in this Agreement;

(v) the failure of the Company to assign this Agreement to a successor to the Company or the Parent or failure of a successor to the Company or the Parent, as the case may be, to explicitly assume and agree to be bound by this Agreement; or

(vi) requiring Executive to be principally based at any office or location more than fifty (50) miles from the current offices of the Company in Chicago, Illinois.

The foregoing to the contrary notwithstanding, if the Company or the Parent is acquired as a subsidiary or division of another company, in the absence of other grounds, the Executive shall not have incurred “CoC Good Reason” under subparagraph (iv) on the ground that the Parent has ceased to be a reporting company pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 as a result of the Change of Control.

2. Section 10.1 of the Agreement is hereby amended by adding the words “and Section 6.4” immediately following the words “Section 6.1 and Section 6.2” and adding the words “or Section 6.4” immediately following the words “Section 6.1 or Section 6.2” thereof.

3. This First Amendment and the Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this First Amendment and the Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

4. This First Amendment shall be effective on March 15, 2005. Following the effectiveness of this First Amendment and except as specifically set forth in this First Amendment, the Agreement shall remain in full force and effect and, as amended by this First Amendment, is hereby ratified and confirmed by the Company and the Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the dates written below.

THE COMPANY:

HURON CONSULTING GROUP LLC

By:	/S/ GARY HOLDREN
Its:	Chairman & CEO

Date: March 15, 2005

THE PARENT:

HURON CONSULTING GROUP INC.

By:	/S/ GARY HOLDREN
Its:	Chairman & CEO

Date: March 15, 2005

EXECUTIVE:

/S/ JAMES K. ROJAS
James K. Rojas

Date: March 15, 2005

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